Exhibit 21.1

List of Subsidiaries

Blue Pumpkin Software LLC

Witness Systems Pty. Limited

Witness Systems, Software, Hardware  Servicos de Brasil Ltda.

Witness Systems Canada, Inc.

Witness Systems Deutschland GmbH

Witness systems HK Limited

Witness Systems Software (India) Private Limited

Witness Systems, KK

Witness Systems (Malaysia) Sdn. Bhd.

Witness Systems, S.A. de C.V.

Witness Systems Services S.A. de C.V.

Witness Systems, LLC

Witness Systems Holdings, Ltd.

Optimis Group Ltd

Blue Pumpkin Software UK Ltd

Optimis Ltd

Witness Systems Ltd

Blue Pumpkin Software Gmbh

Blue Pumpkin Software Israel Ltd.

Exametric, Inc.

Demos Consulting Group Ltd.

Witness Amae Software, Inc.